Introducing Merk Gold Trust

Please join our webinar, Introducing Merk Gold Trust on May

22nd at 4:15pm ET. To register click here.

There will be a Q&A session following the webinar.

Please click here to secure your space for the webinar.

Best Wishes,

Axel Merk

President and Chief Investment Officer

Merk Investments

Register Here

Thursday, May 22nd - 4:15pm ET

Speaker Information

Axel Merk

President & CIO of

Merk Investments

Axel is a recognized expert on the

global economy, monetary policy

and international investing. An

authority on currencies and gold,

he is a pioneer in the use of

strategic currency investing to seek

diversification. Axel has been

named a "Currency Guru" by

Morningstar.

This email reflects the current opinion of the author. It is based upon sources and data believed to be accurate and reliable. Merk Investments LLC makes no representation regarding the advisability of investing in the products herein. Opinions and forward-looking statements expressed are subject to change without notice. This information does not constitute investment advice and is not intended as an endorsement of any specific investment. The information contained herein is general in nature and is provided solely for educational and informational purposes. The information provided does not constitute legal, financial or tax advice. You should obtain advice specific to your circumstances from your own legal, financial and tax advisors. As with any investment, past performance is no guarantee of future performance.

This material must be preceded or accompanied by a prospectus. Before investing,

you should carefully consider the Fund's investment objectives, risks, charges and expenses. The enclosed preliminary prospectus contains this and other information about the funds. Please read the prospectus carefully before you invest.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the investment Company act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value ("NAV"). Brokerage commissions will reduce returns.

Commodities and futures generally are volatile and are not suitable for all investors.

Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value.

The value of Trust shares relates directly to the value of the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor's ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in the Trust.

The sponsor of the Trust is Merk Investments LLC (the "Sponsor"). Foreside Fund Services, LLC,

provides marketing services to the Trust.

For a more complete discussion of the risk factors relative to the trust, carefully r